Exhibit 15.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) No. 333-10242 dated April 13, 1999 pertaining to the 1998 Employees’ Share Option Plan, and Registration Statement No. 333-11122 dated November 12, 1999 and No. 333-106508 dated June 26, 2003 pertaining to the 1999 Share Option Plan of Pacific Internet Limited, of our report dated February 15, 2006, with respect to the consolidated financial statements of Pacific Internet Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2005.
Ernst & Young
Singapore
June 30, 2006